Abax Global Capital
盤實資本

5 September, 2012

Via Facsimile and post

China Natural Gas, Inc.
19th Floor, Building B, Van Metropolis
MP. 35 Tanyan Road
Xi'an 710065
P. R. China
Attention: Ji Qinan
Fang Zhang
Jackie Shi

Facsimile No.: +86 29 8832 3325

China Natural Gas, Inc.
90 Park Ave Suite# 1625
New York, NY 10016
Facsimile No.: +1 212 786 7371

With a copy to: DB Trustees (Hong Kong) Limited
48th Floor, Cheung Kong Center
2 Queen's Road Central
Hong Kong
Attention: The Managing Director
Facsimile No: +852 2203 7320, +852 2203 7323 (by facsimile only)

Via email

Zhang Fang: zhangfang@xltreq.com
Jackie Shi: yjshi@naturalgaschina.com

Ladies and Gentlemen:

Re: NOTICE OF ACCELERATION OF PAYMENT IN CONNECTION WITH 5.0% GUARANTEED SENIOR NOTES DUE 2014 (the "**NOTES**")

We refer to the the aggregate of RMB 290 million in principal on China Natural Gas, Inc.'s (the "**Company**") 5.0% Guaranteed Senior Notes due 2014 issued in connection with the Indenture (the "**Indenture**") dated as of January 29, 2008, by and among the Company, certain guarantors as named therein and DB Trustees (Hong Kong) Limited (the "**Trustee**"). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture.

As of the date hereof, Abax Lotus Ltd. and Abax Nai Xin A Ltd. hold an aggregate of RMB 283 million in principal on the Notes out of RMB 290 million in principal outstanding on the Notes. As of the date hereof, the Issuer has failed to make a payment of interest due July 30, 2012 in the

amount of RMB 6,108,801.18 and a mandatory redemption of the Notes to be redeemed on July 30, 2012, in the amount of RMB 48,333,140. Default interest accruing on these unpaid amounts continues to accrue.

Due to the failure to make payments of principal and interest and as Holders of at least 25% in principal amount of the outstanding Notes, we are hereby exercising our rights to declare the principal amount of the Notes, together with all accrued and unpaid interest and premium (the "***Amounts Due***"), to be due and payable, as per Sections 6.02 and 6.03 of the Indenture. For the avoidance of doubt, this is an acceleration notice pursuant to the Indenture.

We therefore instruct you to make immediate payments of All Amounts due on the Notes. **Please make such payment by no later than 4:00pm HKT, Friday, September 7, 2012**, failing which we will take other actions legally available to us. If you have any questions, please me at +852 3602 1815 or via email at richard.yee@abaxcap.com.

Abax Global Capital,
as Investment Manager to Abax Lotus Ltd.
and Abax Nai Xin A Ltd.

Richard Yee
Managing Director
General Counsel